UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 7, 2011
(Date of Report/Date of earliest event reported)
SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     The information set forth under Item 2.03 of this Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On April 7, 2011, Sensient Technologies Corporation entered into a new variable rate, five year, $350 million revolving credit facility with a group of nine banks led by Wells Fargo. The facility replaces Sensient’s existing $300 million facility that matures in June 2012. Funds are available in U.S. dollars, Canadian dollars, Euros, Swiss Francs, and other major currencies. The facility bears interest at a rate that varies depending upon Sensient’s leverage ratio. The Company would currently pay an interest rate of LIBOR + 1.75% if the facility were fully drawn. Proceeds will be used to provide for future liquidity needs and to repay maturing indebtedness.
     Similar to Sensient’s other debt agreements, the facility requires Sensient to maintain (1) a ratio of consolidated total funded debt to consolidated EBITDA (Leverage Ratio) of not more than 3.5 to 1, (2) a fixed charge coverage ratio of not less than 2.0 to 1.00, and (3) a consolidated adjusted net worth of at least $625 million. The facility also includes other financial covenants that are customary in transactions of this type and similar to those in Sensient’s existing debt agreements.
     The foregoing is intended to be a general description of the facility but does not constitute a full description of it. Reference is made to the credit agreement, which is attached as Exhibit 10.1, and to the related press release, which is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
The following exhibits are furnished with this Report on Form 8-K:
Exhibit 10.1            Credit Agreement dated as of April 7, 2011
Exhibit 99.1:            Sensient Technologies Corporation Press Release dated April 7, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ John L. Hammond
	Name:	John L. Hammond
	Title:	Senior Vice President, General Counsel and Secretary
	Date:	April 7, 2011

EXHIBIT INDEX
Exhibit 10.1            Credit Agreement dated as of April 7, 2011
Exhibit 99.1            Sensient Technologies Corporation Press Release dated April 7, 2011